Corporate Markets
4225 38th St. S, Ste. 201
Fargo, ND 58104

ACCEPTANCE AGREEMENT

In consideration of payment of $105,641,000 and completion of this Agreement dated 6/27/2024 by Federal Home Loan Bank of Boston (“Owner”), Midland National Life Insurance Company (“Company”) agrees to pay the Annuity Benefits and any Additional Life Benefits in such amounts and on such persons as applied for on the Census, attached hereto as Schedule A, by the Owner subject to the following conditions.

1.The Company agrees to:
A.Issue a Separate Account group annuity contract and certificates within 60 days of final contract execution as applied for under the Application with the effective date being the wire transfer date.
B.Calculate any price adjustments to individuals on the Census within 90 days of the annuity commencement date using the same pricing basis that was used in the final quote and refund any excess premium or provide a bill for any shortfall within 5 business days of notification. If the total premium adjustment is within 3% of the original premium, the interest rate used on the final quote date will be used to calculate the premium adjustment. If the premium adjustment is greater than 3%, the excess premium over 3% will be calculated using current assumptions as of the date of reconciliation.
C.Refund premium for deaths occurring on or before the liability transfer date, regardless of materiality if reported within 6 months of the liability transfer date and only if material for deaths reported after 6 months.
D.Pay small benefit amounts in the manner specified in the final proposal, unless otherwise agreed in writing.
E.Fully and irrevocably guarantee the specified payments to the annuitants upon receipt of the full payment, execution of this agreement, and issuance of the Separate Account group annuity contract. We will have no liability beyond the specified payments to the annuitants as it relates to the payment and administration under this transaction.
F.Hold harmless and indemnify the Owner if the Company does not make payments as specified in the Census, does not fulfill its obligations under this Agreement, or does not comply with its Privacy Policy attached as Exhibit Two.

2.The Owner agrees to:
A.Submit any required modifications to the Census within 5 business days of the date required changes are identified.
B.Make all payments required under this agreement, including any additional premiums required as a result of any adjustments to the Census within 5 business days of the billing.
C.Remit the completed application, attached hereto as Exhibit One, within 90 days of this Agreement.
D.Hold harmless and indemnify the Company if the Owner does not provide complete and correct information on the Census, does not identify on the Census any payment required under the Pension Plan, does not fulfill its obligations under this Agreement, or does not comply with its Privacy Policy.

3.Termination: In the event that all conditions listed in Section 1 and Section 2 above have not been met within ninety (90) days from the date of the Acceptance Agreement and the Company notifies the Owner in writing, this agreement may be terminated and if terminated, an amount described in Section 4 shall be returned. If the Owner notifies the Company in writing prior to issue of the contract that they no longer wish to purchase the contract, this agreement shall be terminated and an amount described in Section 4 shall be returned.

4.If, for any reason, this Agreement is terminated and a contract has not been issued, the Company will refund to the Owner the Acceptance Agreement consideration plus any additional premiums paid, less any prior premium refunds and less any claims paid, plus interest calculated at an annual effective rate equal to the U.S. 3-Month Treasury Bill as of the date the Owner’s initial payment.

5.The Company will inform participants that they have the right to sue for benefits if the payment specified in their certificate is not paid. The Company will inform participants that QDROs will be administered by the Company upon receipt of written documentation acceptable to the Company.

6.None of the provisions contained in this Agreement are contrary to the provisions of the contract.

7.Modifications to the Agreement must be in writing and signed by both of the parties.

8.Notwithstanding any provision in this Agreement or the group annuity contract to which it relates (the “Contract”) to the contrary, each party to this Agreement may disclose the terms of this Agreement and the terms of the Contract as that party may deem necessary or advisable in its reasonable discretion as part of its filings with the Securities and Exchange Commission on Forms 8-K, 10-Q, or 10-K and related disclosures (including financial supplements substantially consistent with past practice), or with any other regulatory agency or self-regulatory organization. A party making a disclosure to a third party in accordance with this provision (other than a filing made with the Securities and Exchange Commission) shall inform the third party in writing that the Agreement and Contract are confidential and any disclosures concerning the Agreement or Contract must be treated as such.

ACCEPTANCE BY:	Federal Home Loan Bank of Boston
(Owner Name)

SIGNATURE	/s/ Frank Nitkiewicz
(Signature)

SIGNED BY:	Frank Nitkiewicz
(Print Name)

TITLE:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

DATE:	6/27/2024

ACCEPTANCE BY:	Midland National Life Insurance Company

SIGNATURE:	/s/ Joseph E. Paul
(Signature)

SIGNED BY:	Joseph E. Paul
(Print Name)

TITLE:	Senior Vice President, Corporate Markets

DATE:	6/27/2024